This announcement is neither an offer to purchase nor a solicitation of an offer to sell Securities (as defined below). The Offer is made solely by the Offer to Purchase, dated December 29, 2003, and the related Letter of Transmittal (and any amendments or supplements thereto) and is being made to all holders of Securities. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Securities in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Senator Acquisition Corporation by Goldman, Sachs & Co. (the "Dealer Manager"), or by other registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Together with Associated Preferred Stock Purchase Rights)
at
$15.35 Net per Share
and
All Outstanding Shares of Series D Convertible Preferred Stock
at
$15.35 Net per Share Multiplied by the
Number of Shares of Common Stock Issuable upon Conversion
of a Share of Series D Convertible Preferred Stock
and
All Outstanding Six-Year Warrants to Purchase Shares of Common Stock
expiring in 2007 and having an exercise price of $8.00 per Share at
$7.35 Net per Share of Common Stock purchasable pursuant to such Warrants of
i-STAT CORPORATION
by
Senator Acquisition Corporation
a wholly owned subsidiary of
ABBOTT LABORATORIES

        Senator Acquisition Corporation, a Delaware corporation (the "Purchaser") and wholly owned subsidiary of Abbott Laboratories, an Illinois corporation ("Abbott"), is offering to purchase (i) all of the outstanding shares of common stock, par value $.15 per share, of i-STAT Corporation, a Delaware corporation (the "Company"), together with the associated preferred stock purchase rights issued pursuant to the Stockholder Protection Agreement, dated as of June 26, 1995, between the Company and Wachovia Bank, N.A., as rights agent (the "Common Shares"), at a price of $15.35 per Common Share, (ii) all outstanding shares of Series D Convertible Preferred Stock, par value $.10 per share, of the Company (the "Series D Shares"), at a price per Series D Share of $15.35 multiplied by the number of Common Shares issuable upon conversion of a Series D Share as of the final expiration of the Offer and (iii) all outstanding six-year warrants to purchase Common Shares expiring in 2007 and having an exercise price of $8.00 per Common Share (the "Warrants"), at a price of $7.35 per Common Share purchasable pursuant to each such Warrant, in each case net to the seller in cash and without interest thereon. Assuming that the final expiration of the Offer occurs on January 27, 2004, the offer price for the Series D Shares will be $2,258.11 per Series D Share. The Warrants, together with the Common Shares and the Series D Shares, are referred to as the "Securities." The Offer is being made by the Purchaser upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 29, 2003 and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer").

  The Offer and withdrawal rights will expire at 12:00 Midnight, New York City Time, on Tuesday, January 27, 2004, unless the Offer is extended.

        The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Securities that, together with all Common Shares beneficially owned by Abbott or the Purchaser, represents at least a majority in voting power of the total outstanding voting securities of the Company on a fully diluted basis, after giving effect to the exercise, conversion or termination of all options, warrants, rights and securities exercisable or convertible into such voting securities and (ii) the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated and any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the purchase of all Securities tendered pursuant to the Offer, having been obtained or made prior to the expiration of the Offer. The Offer also is subject to certain other terms and conditions contained in the Offer to Purchase.

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 12, 2003 (the "Merger Agreement"), among Abbott, the Purchaser and the Company. The purpose of the Offer is for the Purchaser to acquire control of, and the entire equity interest in, the Company. The Merger Agreement provides that, among other things, subject to certain conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law ("Delaware law"), the Purchaser will be merged with and into the Company (the "Merger"), and the Company will be the surviving corporation. At the effective time of the Merger (the "Effective Time"), (i) each outstanding Common Share (other than Common Shares that are held by the Company as treasury stock or owned by the Company, any of its subsidiaries, Abbott or the Purchaser and other than Common Shares that are held by stockholders who properly perfect their dissenters' rights under Delaware law) will be converted into the right to receive $15.35 per Common Share in cash, or any higher price per Common Share paid in the Offer, without interest thereon, and (ii) each Series D Share issued and outstanding immediately prior to the Effective Time (other than Series D Shares that are held by the Company as treasury stock or owned by the Company, any of its subsidiaries, Abbott or the Purchaser and other than Series D Shares that are held by stockholders who properly perfect their dissenters' rights under Delaware law) will be converted into the right to receive, at the option of the holder thereof, an amount in cash equal to (i) $1,000 plus all accrued and/or declared and unpaid dividends or (ii) $15.35 multiplied by the number of Common Shares issuable upon conversion of the Series D Shares immediately prior to the Effective Time (the "Series D Merger Consideration"). Assuming that the Effective Time occurs no later than March 31, 2004, the Series D Merger Consideration will be an amount in cash of up to $2,303.28 per Series D Share. Following the Merger, holders of Warrants who did not tender their Warrants in the Offer will be entitled to receive, upon exercise of their Warrants, $7.35 net in cash for each Common Share previously issuable pursuant to their Warrants.

        The Board of Directors of the Company has unanimously (i) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, (ii) determined that the terms of the Offer and the Merger are fair to and in the best interests of the Company and its stockholders and (iii) recommended that holders of the Common Shares and the Series D Shares accept the Offer and tender their Common Shares and Series D Shares pursuant to the Offer.

        For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Securities tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to EquiServe Trust Company, N.A. (the "Depositary") of the Purchaser's acceptance for payment of such Securities pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Securities accepted for payment pursuant to the Offer will be made by deposit of the purchase price for the Securities with the Depositary, which will act as agent for tendering securityholders for the purposes of receiving payments from the Purchaser and transmitting payments to tendering securityholders whose Securities have been accepted for payment. Under no circumstances will the Purchaser pay interest on the purchase price for any Securities accepted for payment, regardless of any extension of the Offer or any delay in making payment. In all cases, the Purchaser will pay for Securities purchased in the Offer only after timely receipt by the Depositary of (i) the certificates representing the Securities (the "Security Certificates") or, in the case of Common Shares only, confirmation of a book-entry transfer of such Common Shares into the

Depositary's account at the Depositary Trust Company ("DTC") pursuant to the procedures set forth in the Offer to Purchase, (ii) the appropriate Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer of Common Shares, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required under the Letter of Transmittal.

        The term "Expiration Date" means 12:00 midnight, New York City time, on Tuesday, January 27, 2004, unless the Offer is extended, in which case the "Expiration Date" will be the latest time and date the Offer, as extended, expires. Subject to the limitations set forth in the Offer to Purchase, the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser reserves the right, at any time and from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary. During any such extension, all Securities previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right, if any, of a tendering securityholder to withdraw such securityholder's Securities. Any such extension will be followed as promptly as practicable by public announcement which will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Offer, in accordance with the public announcement requirements of Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        Tenders of Securities made pursuant to the Offer are irrevocable, except that such Securities may be withdrawn (i) at any time prior to the Expiration Date and (ii) at any time after February 27, 2004, unless accepted for payment by the Purchaser pursuant to the Offer prior to that date. However, pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Securities tendered during any subsequent offering period and no withdrawal rights apply during a subsequent offering period with respect to Securities tendered in the Offer and accepted for payment. The Purchaser reserves the right to allow a subsequent offering period in compliance with the Merger Agreement and Rule 14d-11 but has not yet determined whether it will do so. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Securities, or is unable to accept Securities for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may nevertheless retain tendered Securities on behalf of the Purchaser, and such Securities may not be withdrawn, except to the extent that tendering securityholders are entitled to and duly exercise their withdrawal rights as described in the Offer to Purchase. Any such delay will be by an extension of the Offer to the extent required by law.

        If the Purchaser does not purchase any tendered Securities pursuant to the Offer for any reason, or if a holder of Securities submits Security Certificates representing more Securities than are tendered, Security Certificates representing unpurchased or untendered Securities will be returned, without expense to the tendering securityholder (or, in the case of Common Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedure set forth in the Offer to Purchase, such Common Shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.

        For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Securities to be withdrawn, the number of Securities to be withdrawn and (if Security Certificates have been tendered) the name of the registered holder of such Securities, if different from that of the person who tendered such Securities. If Security Certificates evidencing Securities to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Security Certificates, the serial numbers shown on such Security Certificates must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Securities tendered for the account of an Eligible Institution. If Common Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, the notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Common Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

        In general, the receipt of cash by the holders of Securities pursuant to the Offer and/or the Merger will constitute a taxable transaction for United States federal income tax purposes. Because the tax consequences to a particular holder may differ based on that holder's particular circumstances, each holder should consult his or her own tax advisor regarding the tax consequences of the Offer and the Merger.

        The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

        The Company has provided the Purchaser with its securityholder lists and security position listings for the purpose of disseminating the Offer to holders of Securities. The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to record holders of Securities whose names appear on the securityholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names appear, or whose nominees appear, on the securityholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Securities.

        The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

        Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for additional copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent and will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of Securities pursuant to the Offer.

The Information Agent for the Offer is:

17 State Street, 10th Floor
New York, New York 10004
Banker and Brokers Call Collect (212) 440-9800
All Others Call Toll Free (866) 257-5448

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

85 Broad Street
New York, New York 10004
(212) 902-1000 (Call Collect)
(800) 323-5678 (Call Toll Free)

December 29, 2003